Exhibit 1.1

AMENDMENT NO. 1 TO THE OPEN MARKET SALE AGREEMENTSM

November 5, 2020

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

This Amendment No. 1 to the Open Market Sale AgreementSM (this “Amendment”) is entered into as of the date first written above by ADMA Biologics, Inc., a Delaware corporation (the “Company”), and Jefferies LLC as sales agent and/or principal (the “Agent”) that together are the parties to that certain Open Market Sale AgreementSM, dated August 5, 2020 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties hereto, intending to be legally bound, hereby agree as follows:

1.	The preamble to the Original Agreement is hereby deleted in its entirety and replaced with the following:

“ADMA Biologics, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell from time to time through Jefferies LLC, as sales agent and/or principal (the “Agent”), shares of the Company’s common stock, par value $0.0001 per share (the “Common Shares”), having an aggregate offering price of up to $70.0 million on the terms set forth in this agreement (this “Agreement”).”

2.	The definition of “Maximum Program Amount” in Section 1(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Maximum Program Amount” means Common Shares with an aggregate Sales Price of the lesser of (a) $70.0 million, (b) the number or dollar amount of Common Shares registered under the effective Registration Statement (defined below) pursuant to which the offering is being made, (c) the number of authorized but unissued Common Shares (less Common Shares issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from the Company’s authorized capital stock), (d) the number or dollar amount of Common Shares permitted to be sold under Form S-3 (including General Instruction I.B.6 thereof, if applicable), or (e) the number or dollar amount of Common Shares for which the Company has filed a Prospectus (defined below).”

3.	The Company shall file a Prospectus Supplement pursuant to Rule 424(b) under the Securities Act reflecting this Amendment anddisclose this Amendment in a Current Report on Form 8-K or in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 within one (1) Business Day following the date hereof.

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4.	The Company agrees to pay all costs, fees and expenses incurred in connection with entering into this Amendment and the performance of the Company’s obligations under the Original Agreement as amended by this Amendment and the transactions contemplated hereby and thereby, including without limitation, (i) all filing fees, attorneys’ fees and expenses incurred by the Company or any Agent in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Shares authorized by this Amendment for offer and sale under the state securities or blue sky laws or the provincial securities laws of Canada, and, if requested by an Agent, preparing and printing a “Blue Sky Survey” or memorandum and a “Canadian wrapper” and any supplements thereto, advising the Agent of such qualifications, registrations, determinations and exemptions and (ii) the reasonable fees and disbursements of the Agent’s counsel, including the reasonable fees and expenses of counsel for the Agent in connection with, FINRA review, if any, and approval of the Agent’s participation in the offering and distribution of the Shares authorized by this Amendment. The fees and disbursements of Agent’s counsel pursuant to subsections (i) and (ii) above shall not exceed $50,000. For the avoidance of doubt, the $50,000 of fees and disbursements of Agent’s counsel that may become payable by the Company hereunder shall be in addition to the fees and disbursements of Agent’s counsel in connection with entering into the Original Agreement that were payable by the Company under Section 3(d) of the Agreement and up to $15,000 of fees and disbursements of Agent’s Counsel that may become payable by the Company pursuant to Section 3(d) of the Agreement in connection with each Triggering Event Date on which the Company is required to provide a certificate pursuant to Section 4(o) of the Agreement; provided, however, that the Company’s filing of a Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 shall not constitute a Triggering Event Date for purposes of Section 3(d) of the Agreement.

5.	The Company represents and warrants to, and agrees with the Agent that as of the date of this Amendment, this Amendment has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

6.	This Amendment, together with the Original Agreement, constitutes the entire agreement of the parties hereto and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Amendment may not be amended or modified unless in writing by all the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The invalidity or unenforceability of any provision contained herein shall not affect the validity or enforceability of any other provision hereof. If any provision of this Amendment is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

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7.	This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment or the transactions contemplated hereby or by the Original Agreement may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

8.	This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile, electronic mail or other transmission method as permitted by applicable law, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) of this Agreement shall have the same validity and effect as a signature affixed by the party’s hand.

[Remainder of Page Intentionally Blank]

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If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this Amendment shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

Very truly yours,

JEFFERIES LLC

By:	/s/ Michael Magarro
Name:	Michael Magarro
Title:	Managing Director

ACCEPTED as of the date first-above written:

ADMA BIOLOGICS, INC.

By:	/s/ Adam Grossman
Name:	Adam Grossman
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to the Open Market Sale AgreementSM]

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